As filed with the Securities and Exchange Commission on April 25, 2012

Registration No. 333-121337

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDERTHE SECURITIES ACT OF 1933

Advance America, Cash Advance Centers, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	58-2332639
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

135 North Church Street

Spartanburg, South Carolina 29306

(864) 515-5600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC. 2004 OMNIBUS STOCK PLAN

(Full title of the plan)

J.  Patrick O’Shaughnessy

Chief Executive Officer

135 North Church Street

Spartanburg, South Carolina 29306

(864) 515-5600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

D. Mark McMillan

K&L Gates LLP

70 West Madison Street

Chicago, Illinois 60602-4207

(312) 372-1121

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by Advance America, Cash Advance Centers, Inc., a Delaware corporation (the “Registrant”), deregisters all unsold securities registered for issuance under the Registration Statement on Form S-8, File No. 333-121337, which was filed with the SEC on December 16, 2004 (the “Registration Statement”).

On April 23, 2012, pursuant to the terms of the Agreement and Plan of Merger, dated February 15, 2012 (the “Agreement”), by and among Eagle U.S. Sub, Inc., a Delaware corporation (“Parent”), Eagle U.S. Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a direct wholly-owned subsidiary of Parent (the “Merger”).  In connection with the Merger, all issued and outstanding common stock of the Registrant, other than stock held by Parent, the Registrant, or any subsidiary of the Registrant, was converted into the right to receive cash.  As a result of the Merger, the offerings under the Registration Statement have been terminated.  In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statement that remained unsold as of the effective time of the Merger.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spartanburg, State of South Carolina, on April 25, 2012.

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.

By:	/s/ J. Patrick O’Shaughnessy
J. Patrick O’Shaughnessy
President and Chief Executive Officer

Note: no other person is required to sign this post-effective amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.

3